Exhibit 4.136
(English Translation)
LEASE REAL ESTATE AGREEMENT (“Agreement”)
Signed on 24th, January 2011. between following persons, as contractual parties:
“DMS GROUP” LLC, for power engineering, Novi Sad, St. Sremska 4 Novi Sad, Tax Identification Number:[***], register number:[***], represented by Vladimir Strezoski PhD, the Vice President of the Board of Directors, as a lessor on one part (further in the text: Lessor),
And
TELVENT DMS LLC, for power engineering, Novi Sad, St. Sremska 4, Tax Identification Number: [***], register number:[***], represented by represented by Mr. Victor José Hidalgo Vega, with Personal [***], passport number:[***], by virtue of a power of attorney dated November 25, 2010 before the Notary Public Mr. Ignacio Paz-Ares Rodriguez, with protocol number [***], as a lessee on the other part (further in the text: Lessee) as follows:
     1. Grant and Acceptance of Lease.
(a) The Lessor is the owner of the business-building with the following floors: basement, ground floor, gallery and four floors (Po + P + G +4) with 76 offices with formed underground connections through the basement, with dimensions of 25x88m, net surface 10,847 m2, gross area of 14,190 m2, in Novi Sad, St. Narodnog fronta 25A, 25B, 25C, 25D, built on the parcel no. 3928/41 K.O. Novi Sad II (“Leased Premises”).
(b) Lessor leases to Lessee and Lessee leases from Lessor the Leased Premises, which is registered as a separate part of the building No. 1 in Novi Sad, St. Narodnog fronta 25A, 25B, 25C, 25D, built on the parcel no. 3928/41 K.O. Novi Sad II, registered in the Immovable Property Book under the number 9765 K.O. II, of the total net area of 10,847 m2.
The detailed description of the Leased Premises is given in the Appendix 1 attached hereto which form a part hereof.
Lessor is familiar with Lessee’s business activities and it is obliged to equip the building in accordance with it. Detailed description of the requirements that Leased Premises have to satisfy is given in the Appendix 2, attached hereto which form a part hereof.
(c) Upon commencement of the Term and occupancy of the Leased Premises by Lessee, Lessee accepts the condition of the Leased Premises, including all construction, as satisfactory and in good working order.
(d) Lessee, together with Lessee’s employees, agents and invitees, shall have the exclusive right (without payment of additional consideration to Lessor) to utilize all of the parking spaces and areas at the Leased Premises. Lessor shall not have the right to reduce the number of parking spaces or reconfigure the parking spaces/areas without the prior written consent of Lessee.
(e) Lessee shall have the sole and exclusive right to install exterior building signage (façade and/or monument) at Lessee’s sole cost and expense. All signage shall conform to all local codes and shall be subject to Lessor’s prior reasonable approval. Upon the termination of the Agreement, Lessee shall repair any areas damaged by Lessee’s sign installation.
     2. Term of Lease.
(a) Contractual parties agree that the lease last for 6 years from the day of entry into the Leased Premises (“Initial Term”). The Agreement shall take effect upon issuance of a certificate of occupancy (or something similar) by a local governmental authority (“Effective Date”), and after the parties sign the report of occupancy of the Leased Premises whereupon the lease agreements for the two buildings Lessee currently occupies shall be terminated and any conflicting or inconsistent terms found in those lease agreements shall be superseded this Agreement.
(b) Lessee shall have the option to renew the lease for an additional term (“Option Term”) of five (5) years (the Initial Term and the exercised Option Term sometimes collectively referred to hereinafter as the “Term”). All terms and conditions of this Agreement shall be applicable during the Option Term. Lessee may exercise its right to an Option Term under the following terms and conditions no later than one hundred and eighty (180) days prior to the expiration of the Initial Term, if applicable, the Lessee must submit written notification to Lessor of Lessee’s desire to renew the lease for the Option Term.
Neither party shall be entitled to unilaterally terminate this Agreement before the expiration of the Term, except as otherwise expressed within this Agreement.
Upon the expiration or other termination of the Term, Lessee will immediately vacate and surrender possession of the Leased Premises in good order, repair and condition, except for ordinary wear and tear. Upon the expiration or other termination of the Term,

Lessee agrees to remove (a) all changes, additions and improvements to the Leased Premises the removal of which Lessor requested at the time Lessor consented to their installation, and (b) all of Lessee’s trade fixtures, office furniture, office equipment and other personal property. Lessee will reimburse Lessor the cost of repairing any damage to the Leased Premises caused by the removal of any such items. Any of Lessee’s property remaining in the Leased Premises will be conclusively deemed to have been abandoned by Lessee and may be appropriated, stored, sold, destroyed or otherwise disposed of by Lessor without notice or obligation to account to or compensate Lessee, and Lessee will pay Lessor on demand all costs incurred by Lessor relating to such abandoned property.
     3. Rent.
The monthly rent, without taxes, for the Leased Premises is 172.169,27 eur.
(a) The Lessee is obliged to pay the rent in 72 equal monthly installments, starting from the Effective Date, but no later than on the 15th day of the current month for the current month. The monthly rent for the Option Term shall be negotiated by the parties, and in accordance with the market conditions.
The monthly rent rate does not include VAT, electricity costs, water costs, communal costs, telephone and internet costs, network equipment costs, and insurance of the building provided by the Lessee (fire, floods, glass facades).
(b) Lessee shall make payments to Lessor within 15 days upon receiving an invoice from Lessor.
(c) During any Term of the Agreement, Lessee shall pay all charges for water, sewer, gas, electricity, telephone, Internet and other services and utilities used by Lessee on the Leased Premises, until 20th in the month for the previous month. In the event that any utility or service provided to the Leased Premises is not separately metered, Lessor shall pay the amount due and separately invoice Lessee for Lessee’s pro rata share of the charges. Lessee shall pay such amounts within fifthteen (15) days from date of receiving the invoice.
     4. Insurance.
The Lessor shall maintain fire, flood and glass breakage insurance for the building and the Leased Premises. If the Leased Premises or any other part of the building is damaged by fire or other casualty resulting from any act of negligence by Lessee or by any of Lessee’s agents, employees or invitees, and Lessee shall be responsible for the costs of repair not covered by insurance.

Lessee shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.
Lessee shall at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the particular activities of each in the building with the premiums thereon fully paid on or before due date. Such insurance policy shall be issued by and binding upon an insurance company approved by Lessor, and shall afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Lessee shall provide Lessor with current certificates of insurance evidencing Lessee’s compliance with this paragraph.
Both parties, their partners, managers, officers and directors, subsidiaries, affiliates, employees, and agents will be named as additional insureds with respect to liability arising out of the other party’s use, occupancy, or maintenance of the Leased Premises or activities performed thereon, on all liability policies carried Lessee. Lessee’s insurance will be primary insurance over any insurance carried by Lessor. Lessee’s Workers’ Compensation insurer will agree to waive all rights of subrogation against Lessor and its partners, managers, officers and directors, employees, agents, subsidiaries and affiliates for losses arising from work or activities performed by Lessee. For all policies of insurance that must be maintained by both parties under this Lease, both parties agree to notify each other at least 30 days prior to any cancellation or reduction of coverage.
Lessor and Lessee agree that all insurance required to be carried under this section and other property damage insurance which may be carried by either of them will be endorsed with a clause providing that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage will not affect the validity of such policy or the right of the insured to recover under such policy, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party (and, when the “other party” is Lessor, such waiver will apply to and Property Manager as well). Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured (or required by the terms of this Lease to be insured) under valid and collectible insurance policies to the extent of any recovery collectible (or would have been collectible if the insurance required under this Lease had been maintained) under such insurance policies; provided, however, that this waiver will not apply to the portion of any damage that is not reimbursable by the damaged party’s insurer because of the deductible portion of the damaged party’s insurance coverage.

     5. Lessor shall hand the Leased Premises to Lessee in good condition, painted, cleaned, with well-functioning heating, including well-functioning telephone, cable and internet installations, also including electricity with its proper meter, as well as water etc.
     6. Lessor guarantees that the real estate does not include hidden defects that would disable Lessee in operating its business or that would damage the equipment positioned in the Leased Premises.
     7. Lessee will not prevent the Lessor in investment maintenance of the building and Leased Premises which Lessor adopts and alters from time to time and will send a written notice to the Lessee on such work, and will perform them in time and manner which will cause the least distraction to Lessee. Lessee will do everything to keep his employees and third parties engaged by the Lessee from disturbing the stated works.
     8. Repairs
(a)	The Lessee shall repair and maintain the Leased Premises in good order and condition, except for reasonable wear and tear, and repairs that are detailed below and born by the Lessor. Lessee may not remodel, make additions, improvements and/or replacements of and to all or any part of the Leased Premises without prior written consent of the Lessor.

(b)	The Lessor shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the building in which the Leased Premises are located (including without limitation, the heating, ventilation and air conditioning systems, elevators, building security systems, sprinkler systems, plumbing and electrical) and shall maintain and repair the foundations, structure and roof of the building and repair damage to the building which the Lessor is obligated to insure within investment maintenance.

(c)	If Lessor fails to repair the Leased Premises as required by Section 8(b) within thirty (30) days after receiving written notice from Lessee of any damage to the Leased Premises, Lessee may perform such repairs on behalf of Lessor. Lessee shall be reimbursed by Lessor all costs under this section. In the event that Lessor fails to reimburse such reasonable costs and expenses within thirty (30) days following Lessee’s written demand, Lessee shall be entitled to receive an abatement of Rent in the amount of such costs and expenses.

(d)	Lessee will notify Lessor promptly after Lessee learns of (a) any fire or other casualty in the Leased Premises; (b) any damage to or defect in the Leased Premises, including the fixtures and equipment in the Leased Premises, for the repair of which Lessor will be responsible for; and (c) any damage to or defect in any parts or appurtenances of the Leased Premises’ sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Leased Premises.

9. Damage or Destruction.
(a) Termination Options. If the Leased Premises are damaged by fire or other casualty Lessor will, promptly after learning of such damage, notify Lessee in writing of the time necessary to repair or restore such damage, as estimated by Lessor’s architect, engineer or contractor. If such estimate states that repair or restoration of all of such damage that was caused to the portion of the Leased Premises that is necessary for Lessee’s occupancy cannot be completed within 180 days from the date of such damage, or if such damage occurred within the last 12 months of the Term and such estimate states that repair or restoration of all such damage that was caused to the Leased Premises or to any other portion of the Leased Premises necessary for Lessee’s occupancy cannot be completed within 90 days from the date of such damage, then Lessee will have the option to terminate this Lease. If Lessee exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 30 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Leased Premises by Lessee during such period.
(b) Repair Obligations. If the Leased Premises are damaged by fire or other casualty and Lessee does not terminate this Lease according to Section 8, then Lessor will repair and restore such damage with reasonable promptness, subject to reasonable delays and delays caused by matters beyond Lessor’s control. Lessor will have no liability to Lessee and Lessee will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period. In no event will Lessor be obligated to repair, restore or replace any of the property required to be insured by Lessee.
10. Lessee may install in the Leased Premises its personal property (including Lessee’s usual trade fixtures) in a proper manner, provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of the Leased Premises, and provided further, that if such installation would require any change, addition or improvement to the Leased Premises. Any such personal property installed in the Leased Premises by Lessee (a) may be removed from the Leased Premises from time to time in the ordinary course of Lessee’s business or in the course of making any changes, additions or improvements to the Leased Premises permitted under the Lease, and (b) will be removed by Lessee at the end of the Term. Lessee will promptly repair at its expense any damage to the Leased Premises resulting from such installation or removal.
Lessee will be solely responsible for all costs and expenses related to personal property used or stored in the Leased Premises. Lessee will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Lessee for the ownership or use of such personal property, on or before the due date for payment.

11. Condemnation.
(a) Full Taking. If all or substantially all of the Leased Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date when the condemning authority takes physical possession of the Leased Premises.
(b) Partial Taking.
i. Termination of Lease. If only part of the Leased Premises is thus taken or sold, and if after such partial taking, in Lessor’s reasonable judgment, alteration or reconstruction is not economically justified, then Lessee may terminate this Lease by giving written notice to Lessor within 60 days after the taking.
ii. Effective Date of Termination. Termination by Lessee will be effective as of the date when physical possession of the applicable portion of the Leased Premises is taken by the condemning authority.
iii. Election to Continue Lease. If Lessee elects not to terminate this Lease upon a partial taking of a portion of the Leased Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Leased Premises which was so taken or sold. If this Lease is not terminated upon a partial taking of the Leased Premises, Lessor will, at Lessor’s sole expense, promptly restore and reconstruct the Leased Premises to substantially their former condition to the extent the same is feasible. However, Lessor will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Lessor as compensation or damages for the part of the Leased Premises so taken.
12. No assignment of this Lease or sublease of all or any part of the Leased Premises shall be permitted without the written consent of Lessor.
13. Lessor is liable and guarantees that as long as the Lessee fulfils its obligations under this Agreement, the Lessor shall provide the Lessee with quiet possession of the Leased Premises during the term of this Lease.
14. Contractual parties agree that Lessee can give on lease as sub-lease the real estate which is the subject of this lease agreement and/or execute any construction or other work, only with prior written consent of the Lessor.
15. This agreement is made in 6 copies, 3 to be held by each contractual party. Contractual parties read this agreement, they understood it and as an act of accepting it they signed it.

     16. General.
a) Limitation of Liability
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR THE PAYMENT OF ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING LOST PROFITS UNDER THIS AGREEMENT.
Notice.
All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) three business days after deposit with a private courier or overnight delivery service, if such courier or service confirms delivery. All such notices must be transmitted by one of the methods described above to the party to receive the notice at:
To Lessor: Novi Sad, Sremska 4, III/4
     Attn: Prof. Vladimir Strezoski, PhD
To Lessee: Novi Sad, Narodnog fronta 25A, 25B, 25C, 25D
     Attn: Victor Jose Hidalgo Vega
b) Waiver.
No waiver of any default of Lessor or Lessee hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Lessor or Lessee shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.
c) Confidentiality
During the validity of this Agreement and for a period of 2 years following its expiry, each of the Parties keep confidential and use only in connection with the transactions contemplated by this Agreement all information and data:
1.) obtained by them from the other Party relating to such other Party, and
2.) regarding the transactions contemplated hereby, unless disclosure of such information or data is required by the laws of the Republic of Serbia, or any governmental or regulatory authority, approved by the other Party or necessary to be disclosed in a court proceeding.

d.) Memorandum of Lease.
The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Lessor and Lessee shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.
e) Headings.
The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.
f) Successors.
The provisions of this Lease shall extend to and be binding upon Lessor and Lessee and their respective legal representatives, successors and assigns.
g) Consent.
Lessor shall not unreasonably withhold or delay its consent with respect to any matter for which Lessor’s consent is required or desirable under this Lease.
h) Performance.
If there is a default with respect to any of Lessor’s obligations under this Lease, and if the default continues more than sixty (60) days after notice in writing from Lessee to Lessor specifying the default, Lessee may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Lessee shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to default lawful rate. If this Lease terminates prior to Lessee’s receiving full reimbursement, Lessor shall pay the un-reimbursed balance plus accrued interest to Lessee on demand.
i) Compliance with Law.
Lessee and Lessor each shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.
j) Applicable Law and dispute resolution.
Any potential dispute arising out of or in connection to Agreement shall be settled amicably by the Parties.

All disputes that stem in relation to Agreement or its amendments, and which are not settled amicably by the Parties, will be resolved by the competent court in Republic of Serbia.
k) Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.
l) This Agreement is made on English and Serbian language. In case of discreapancy, the Serbian version shall prevail.

LESSOR: For “DMS GROUP’’ LLC Novi Sad Vladimir Strezoski, PhD
/s/ Vladimir Strezoski

LESSEE For TELVENT DMS LLC Novi Sad Victor José Hidalgo Vega
/s/ Victor José Hidalgo Vega
Appendix 1 to the Lease Agreement
1. SUBJECT TO THE AGREEMENT
The Lessor is the owner of the business-building with the following floors: basement, ground floor, gallery and four floors (Po + P + G +4) with 76 offices with formed underground connections through the basement, with dimensions of 25x88m, net surface 10.847 m2, gross area of 14.190 m2, in Novi Sad, St. Narodnog fronta 25A, 25B, 25C, 25D, built on the parcel no. 3928/41 K.O. Novi Sad II (“Leased Premises”)
Lessor gives in lease and Lessee takes on lease the real properties in the newly built business buiding which are registered as a separate part of the building No. 1 in Novi Sad, St. Narodnog fronta 25A, 25B, 25C, 25D, built on the parcel no. 3928/41 K.O. Novi Sad II, registered in the Immovable Property Book under the number 9765 K.O. II, of the total area of 10,847 m2, the following labels:
1.1 BUSINESS OFFICES, GROUND FLOOR, labels 1 to 8, the total area of 1919.00 m2.
• entry 25B, Ground Floor, business office No. 1, 281 m2 of floor area,
• entry 25B, Ground Floor, business office No. 2, 214 m2 of floor area,
• entry 25B, Ground Floor, business office No. 3, 144 m2 of floor area,

• entry 25A, Ground Floor, business office No. 4, 140 m2 of floor area,
• entry 25A, Ground Floor, business office No. 5, 256 m2 of floor area,
• entry 25A, Ground Floor, business office No. 6, 244 m2 of floor area,
• entry 25D, Ground Floor, business office No. 7, 366 m2 of floor area,
• entry 25C, Ground Floor, business office No. 8, 274 m2 of floor area,
1.2 BUSINESS OFFICES, mezzanine-GALLERY labels 9 to 16, the total area of 1880.00 m2
• entry 25C, Gallery, business office on the gallery number 9, 255 m2 of floor area,
• entry 25C, Gallery, business office on the gallery number 10, 303 m2 of floor area,
• entry 25B, Gallery, business office on the gallery number 11, 143 m2 of floor area,
• entry 25B, Gallery, business office on the gallery number 12, 308 m2 of floor area,
• entry 25D, Gallery, business office on the gallery number 13, 271 m2 of floor area,
• entry 25D, Gallery, business office on the gallery number 14, 85 m2 of floor area,
• entry 25A, Gallery, business office on the gallery number 15, 142 m2 of floor area,
• entry 25A, Gallery, business office on the gallery number 16, 373 m2 of floor area,
1.3 BUSINESS APARTMENTS, I FLOOR, labels 101 to 114, the total area of 815.00 m2
• entry 25B, First Floor, Apartment No. 101, 73 m2 of floor area,
• entry 25B, First Floor, Apartment No. 102, 47 m2 of floor area,
• entry 25B, First Floor, Apartment No. 103, 46 m2 of floor area,
• entry 25B, First Floor, Apartment No. 104, 45 m2 of floor area,
• entry 25B, First Floor, Apartment No. 105, 96 m2 of floor area,
• entry 25B, First Floor, Apartment No. 106, 47 m2 of floor area,
• entry 25B, First Floor, Apartment No. 107, 47 m2 of floor area,
• entry 25B, First Floor, Apartment No. 108, 97 m2 of floor area,
• entry 25A, First Floor, Apartment No. 109, 45 m2 of floor area,
• entry 25A, First Floor, Apartment No. 110, 48 m2 of floor area,
• entry 25A, First Floor, Apartment No. 111, 45 m2 of floor area,
• entry 25A, First Floor, Apartment No. 112, 47 m2 of floor area,
• entry 25A, First Floor, Apartment No. 113, 47 m2 of floor area,
• entry 25A, First Floor, Apartment No. 114, 85 m2 of floor area,
1.4 BUSINESS APARTMENTS, II FLOOR, labels 201 to 214, the total area of 831.00 m2
• entry 25B, Second Floor, Apartment No. 201, 73 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 202, 47 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 203, 47 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 204, 47 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 205, 97 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 206, 47 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 207, 47 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 208, 49 m2 of floor area,
• entry 25B, Second Floor, Apartment No. 209, 47 m2 of floor area,
• entry 25A, Second Floor, Apartment No. 210, 45 m2 of floor area,
• entry 25A, Second Floor, Apartment No. 211, 49 m2 of floor area,
• entry 25A, Second Floor, Apartment No. 212, 44 m2 of floor area,
• entry 25A, Second Floor, Apartment No. 213, 48 m2 of floor area,

• entry 25A, Second Floor, Apartment No. 214, 144 m2 of floor area,
1.5 BUSINESS APARTMENTS, III FLOOR, labels 301 to 307, the total area of 855.00 m2
• entry 25B, Third Floor, Apartment No. 301, 189 m2 of floor area,
• entry 25B, Third Floor, Apartment No. 302, 95 m2 of floor area
• entry 25B, Third Floor, Apartment No 303, 143 m2 of floor area,
• entry 25A, Third Floor, Apartment No. 304, 97 m2 of floor area,
• entry 25A, Third Floor, Apartment No. 305, 94 m2 of floor area,
• entry 25A, Third Floor, Apartment No. 306, 94 m2 of floor area,
• entry 25A, Third Floor, Apartment No. 307, 143 m2 of floor area,
1.6 BUSINESS APARTMENTS, IV FLOOR, labels 308 to 314, the total area of 844.00 m2
• entry 25B, Fourth Floor, Apartment No. 308, 131 m2 of floor area,
• entry 25B, Fourth Floor, Apartment No. 309, 94 m2 of floor area,
• entry 25B, Fourth Floor, Apartment No. 310, 192 m2 of floor area,
• entry 25A, Fourth Floor, Apartment No. 311, 98 m2 of floor area,
• entry 25A, Fourth Floor, Apartment No. 312, 77 m2 of floor area,
• entry 25A, Fourth Floor, Apartment No. 313, 94 m2 of floor area,
• entry 25A, Fourth Floor, Apartment No. 314, 158 m2 of floor area,
1.7 BUSINESS OFFICES, I — III FLOOR, labels 1.1, 1.2, 1.3, 1.4, 2.1, 2.2, 2.3, 2.4, 3.1, 3.2, 3.3, 3.4, the total area of 2794 m2
• entry 25C, First Floor, business office No. 1.1, 300 m2 of floor area
• entry 25B, First Floor, business office No. 1.2, 280 m2 of floor area,
• entry 25D, First Floor, business office No. 1.3, 147 m2 of floor area,
• entry 25A, First Floor, business office No. 1.4, 203 m2 of floor area,
• entry 25C, Second Floor, business office No. 2.1, 335 m2 of floor area,
• entry 25B, Second Floor, business office No. 2.2, 198 m2 of floor area,
• entry 25D, Second Floor, business office No. 2.3, 211 m2 of floor area,
• entry 25A, Second Floor, business office No. 2.4, 185 m2 of floor area,
• entry 25C, Third Floor, business office No. 3.1, 262 m2 of floor area,
• entry 25B, Third Floor, business office No. 3.2, 202 m2 of floor area,
• entry 25D, Third Floor, business office No. 3.3, 285 m2 of floor area,
• entry 25A, Third Floor, business office No. 3.4, 186 m2 of floor area,
1.8 BUSINESS APARTMENTS, IV FLOOR, labels 315 to 320, the total area of 909m2
• entry 25A, Fourth Floor, Apartment No. 315, 171 m2 of floor area,
• entry 25A, Fourth Floor, Apartment No. 316, 109 m2 of floor area,
• entry 25D, Fourth Floor, Apartment No. 317, 178 m2 of floor area
• entry 25B, Fourth Floor, Apartment No. 318, 148 m2 of floor area,
• entry 25C, Fourth Floor, Apartment No. 319, 102 m2 of floor area,

• entry 25C, Fourth Floor, Apartment No. 320, 201 m2 of floor area,
BASEMENT
The basement of the building No. 1 St. Narodnog fronta 25A, 25B, 25C, 25D, by the Plan of subdivision (hereinafter referred to as Basement) is the net area of 2365.26 m2 (1890.72 m2 double purposes shelter, ramp area of 80.10 m2 and 112.48 m2, and other common spaces) with formed underground connections through the basement of the basement floors. In the As-built design, parking spaces (87) are shown.
The Lessee has the right to use the Basement as well as all common areas on other floors in the building 1. (surface 977.74 m2), under this Agreement.
Appendix 2 — Building’s equipment
Leased Premisses, subject to Lease Agreement, shall be built and furnished as follows:
1. POWER SUPPLY
Power supply of a business building no. 1 shall be provided from a substation with 2 1000 kVA transformers and a third 1000 kVA transformer as a backup.
Supply cables connecting the substation and main switch cabinets in the building shall be sized for a total installed power of the building of 2000 kVA.
Indoor power installations are sized to support maximum installed power capacity. They are made of halogen free cables placed in perforated cable trays (PCT) and in special cable channels.
Detailed description can be found in the technical design.
2. SERVER ROOM
System architecture of uninterruptible power supply is based on modular UPS (Uninterruptible Power Supply) system.
This solution is based on the use of the state of the art modular, scalable and redundant system for solving the problem of uninterruptible power supply systems of “critical consumers” (NCPI-Network Critical Physical Infrastructure). Architecture: UPS cabinet, 3 (2+1) parallel-redundant uninterruptible power supplies (total power of 32+16 kVA/kW); modular battery — several parallel battery modules, 19’’ cabinet of 42U height. Modes: normal, off-load, fault/overload, service by-pass. UPS will maintain critical operations up to 1 hour.
Adjacent rooms shall be air-conditioned/cooled by cabinet coolers with the capacity of 9.3kW per cabinet cooler.
Detailed description can be found in the technical design.
3. NETWORK EQUIPMENT

Structured cabling system — Technical description:
Structured cabling system (SCS — Structured Cabling System) is designed according to ISO 11801 2002 2nd Ed. Standard and is star-shaped hierarchically organized.
The building should have twelve (12) distribution points, one being a central distribution point. Connection of distribution points is managed with 50/125μm multimode fiber optic cables and category 7 S/FTP cables.
Number of connection points and their position in the building is determined according to the purpose of connection: standard work positions, special equipment, etc. Exact number of connections is given in the Bill of quantities and price schedule, and positions are given in drawings within final design.
Detailed description can be found in the technical design.
4. FIRE PROTECTION
The business building shall be equipped with hydrants and manual call points which are obligatory despite the number of storeys and automatic fire detection and fire alarms, detector devices, fire detection control unit and required system connection baring in mind the business building is in question, and shall be in compliance with the Institution of Occupational Safety and Health.
Detailed description can be found in the technical design.
5. ELEVATOR
Manufacturer: Kone (Finland), the Contractor: EUROLOFT a.d. Niš. Description: 4 elevators rated to hold 10 people stopping at: subfloor (garage), ground floor, midfloor — gallery, the first, second, third and fourth floor.
Detailed description can be found in the technical design.
6. HEATING AND COOLING
Ground floor and Midfloor-Gallery (shops) and business premises I, II, III floor and business apartments on the IV floor (numbers 315 to 320) shall have built in FAN COIL Daikin units (on the ceiling — for heating and cooling, with cassette type with ornament panel and automatic control connected with the system for air flow.
Business apartments I, II, III, IV floor (numbers 308 to 314), hallways, kitchens, washrooms and restrooms (in the part overlooking the yard) shall have central heating with radiators, and cooling shall be done by AIRCONDITIONERS — Daikin RX35GV, FTXS35GV, 2/1 split system for cooling (one compressor and two units, or one compressor and one unit of appropriate power).
Detailed description can be found in the technical design.
7. VENTILATION
Ventilation: piping system for the exchange of air, airflow grids, air preparation, air chambers equipped with recuperators, calculated heating, cooling and ventilation power, and automatic connection with air heating and cooling, chillers (two) which shall provide efficient use and load of electrical installations without outages. Compressors: manufacturer Daikin (Japan), 2 pieces, shall be erected on the building roof along with the base plate, protection from noise, vibrations, weather conditions and other.
Detailed description can be found in the technical design.
8. ILLUMINATION
In compliance with Health and Safety at Work Act (500 lux per workplace). Offices shall have 14W (TL5) lamps and Jade Kit Eco Diffuser-Down light 2x26W Osram shall be placed in: hallways, business space (amphitheatre, restaurant, business VIP lounge, big conference room on the ground floor, midfloor, I, II, III, and IV floor, Chairman of the Board of Directors office on the first floor, apartment on the II and IV floor). Illumination shall be built in according to the plan of the supplier LIGHT SYSTEM LLC Novi Sad.
Detailed description can be found in the technical design.
9. FLOOR
The entire building is floored with PVC Tarkett Sweden, except for the toilets (bathrooms and water closets), the stairs on all the storeys (GF, MF, I, II, III, IV floors) and the premises on the ground floor, I, II and IV floor and some of the conference rooms which are floored with parquet. The toilets are floored with ceramic tiles and the stairs with granite tiles.
Detailed description can be found in the technical design.
10. BATHROOMS, WATER CLOSETS, KITCHENS
The tiles and ceramic sanitary ware are first-class, grouted with tiling and flooring grout: water-resistant with a waterproof component.
11. WATER PIPING SYSTEM AND SEWERAGE
Both are connected to the municipal network. Standard PVC water pipes for business buildings are used.
Detailed description can be found in the technical design.